Exhibit 10.4
First Amendment to
Mariner Energy, Inc.
Amended and Restated Stock Incentive Plan
     This First Amendment to Mariner Energy, Inc. Amended and Restated Stock Incentive Plan (the “Plan”) is made effective March 16, 2006, the date the amendments set forth herein were approved by the Board of Directors of Mariner Energy, Inc., a Delaware corporation (the “Company”). Undefined capitalized terms used herein have the meaning given them in the Plan.
     Section 1. Amendments.
     (a) The definition of “Fair Market Value” in Section 2 of the Plan is hereby amended to be and read in its entirety as follows:
“Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the principal securities exchange on which the Shares are traded on the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate; and provided further, however, for purposes of Section 6(c)(vi) of the Plan, the Fair Market Value of Shares withheld to satisfy tax withholding upon expiration of a Restricted Period applicable to Restricted Stock shall be the last reported sales price for a Share on the principal securities exchange on which the Shares are traded on the first trading day preceding the expiration of the Restricted Period. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.
     (b) Section 6(c)(vi) of the Plan is hereby amended to add as the last sentence thereof the following sentence: “Notwithstanding the foregoing, for purposes of this Section 6(c)(vi), the Fair Market Value of Shares withheld to satisfy tax withholding upon expiration of a Restricted Period applicable to Restricted Stock shall be the last reported sales price for a Share on the principal securities exchange on which the Shares are traded on the first trading day preceding the expiration of the Restricted Period.”
     Section 2. General Provisions.
     (a) The validity, construction, and effect of this First Amendment shall be determined in accordance with the laws of the State of Delaware and applicable federal law.
     (b) If any provision of this First Amendment is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan, as amended hereby, or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, as amended hereby, or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of this First Amendment and any such Award shall remain in full force and effect.